Exhibit 99.1

RETAINED EARNINGS

December 18, 2008

TO: All Members

The board of directors of the Federal Home Loan Bank of Boston (the Bank) has adopted a revised retained earnings target of $600.0 million. The previous targeted minimum retained earnings range was $375.0 million to $400.0 million. The board has also adopted a quarterly dividend payout restriction that limits the quarterly dividend payout to no more than 50 percent of quarterly earnings in the event that the retained earnings target exceeds the Bank’s current level of retained earnings. As always, the Bank has sole discretion over the amount and timing of any dividend payout subject to this quarterly dividend payout restriction.

As of September 30, 2008, the Bank had retained earnings of $276.7 million. Over the coming quarters, we will continue to focus on growing retained earnings to achieve the revised retained earnings target. We expect the increased target and quarterly dividend payout restriction will result in lower dividends until the target is achieved, though there can be no assurance of a specific dividend level. The retained earnings target is subject to ongoing revision in response to changing market and credit conditions.

These actions serve as a prudent response to unprecedented market conditions. As always, the Bank remains committed to providing you with the liquidity you need through a wide array of advances products. Should you have any questions regarding the Bank’s revised retained earnings target, please contact either Chief Financial Officer Frank Nitkiewicz (617-292-9624) or me (617-292-9610).

Sincerely,

Michael A. Jessee

President and Chief Executive Officer